NEWS RELEASE

	Contacts:	Rob Capps, EVP & CFO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES CEO TO TAKE
TEMPORARY LEAVE OF ABSENCE

HUNTSVILLE, TX – January 15, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) announced today that Billy F. Mitcham, Jr. , President and Chief Executive Officer, will take a temporary leave of absence from the Company to undergo additional treatment to address a recent illness . The leave of absence is expected to last three to four months, beginning in late January. In Mr. Mitcham’s absence, Robert P. Capps, Executive Vice President and Chief Financial Officer and Guy Malden, Executive Vice President – Marine Systems, will assume the additional roles of Interim Co-Chief Operating Officers. In these roles, Mr. Capps and Mr. Malden will assume Mr. Mitcham’s duties and will be responsible for all day-to-day operations in close coordination with the Board of Directors.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

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